UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

As previously announced, on October 10, 2014, Endeavour International Corporation (the “Company”) and certain of its subsidiaries (such subsidiaries, together with the Company, the “Debtors”), filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in the proceeding In re Endeavour Operating Corporation, et al., Case No. 14–12308. As also previously announced, on November 17, 2014, the Debtors filed with the Bankruptcy Court a proposed Joint Chapter 11 Plan of Reorganization and related disclosure statement. On December 19, 2014, the Debtors filed with the Bankruptcy Court an amended disclosure statement, which included the following disclosure:

As discussed above, the Debtors’ financial projections assume oil prices in 2015-2017 would remain steady at $90 per barrel in the U.K. Since those financial projections were compiled in November 2014, crude oil prices have declined worldwide, with mid-December 2014 pricing for 2015-2017 ranging from approximately $60 to $75 per barrel in the U.K.

As further described in section VIII.C.2 of this Disclosure Statement, the Debtors’ business is subject to volatile oil and gas prices, and significant declines in the prices of those commodities will negatively affect the Debtors’ revenues, profitability and cash flows. If crude oil prices are realized at the lower end of mid-December pricing for the 2015-2017 projection period, the Debtors project a corresponding reduction in their projected 2015-2017 EBITDA of between 33% and 20%. Although the Debtors continue to believe that the Plan is “feasible” under the requirements of section 1129(a)(11) of the Bankruptcy Code despite the decline in crude oil prices, such a reduction could affect plans for capital expenditures. If prices remain at current or lower levels for in excess of six months and the Debtors are unable to offset the impact of lower crude oil prices on cash flows by reducing expenses, identifying cost savings in their business plan or raising new equity capital to reduce the amount of outstanding indebtedness, the Debtors’ could potentially breach the leverage covenant in the Restated EEUK Term Loan commencing in the third quarter of 2015, resulting in a default under the terms of the Restated EEUK Term Loan. Additionally, despite the fact that the Company may be able to avoid any such leverage covenant default by taking some or all of the aforementioned actions or by obtaining a waiver or amendment from the lenders, the Debtors’ auditors, in their discretion, may determine to include a “going concern” qualification in their audit report on the Debtors’ financial statements for the year ended December 31, 2014, to be delivered in March 2015, which would also be a default under the Restated EEUK Term Loan. In advance of any potential default under the Restated EEUK Term Loan, the Debtors would seek to (1) obtain a waiver or amendment of the potentially breached leverage covenant, (2) refinance the Restated EEUK Term Loan and/or (3) raise additional capital to reduce the principal of the Restated EEUK Term Loan in an amount adequate to meet the leverage covenant.

There can be no assurance that in such an event, a waiver, amendment, refinancing or reduction of the Restated EEUK Term Loan could be accomplished.

Creditors entitled to vote on the Plan should consider all the risk factors before voting to accept or reject the Plan.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements

Certain statements and information included herein may constitute “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. Please refer to the Company’s Annual Report on Form 10-K for year ended December 31, 2013, filed with the SEC on March 17, 2014, Form 10-K/A filed with the SEC on March 21, 2014 and other filings for a discussion of material risk factors. The Company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

December 22, 2014	By:	/s/ Catherine L. Stubbs

Name: Catherine L. Stubbs
Title: Senior Vice President and Chief Financial Officer